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                                                                 EXHIBIT 99.2A

                                                    John Hancock Capital Series
                                              John Hancock Cash Management Fund
                                           John Hancock Income Securities Trust
                                                   John Hancock Investors Trust
                                      John Hancock Limited Term Government Fund
                                               John Hancock Sovereign Bond Fund
                                             John Hancock Special Equities Fund
                                                  John Hancock Strategic Series
                                            John Hancock Tax-Exempt Income Fund
                                            John Hancock Tax-Exempt Series Fund
                                                        John Hancock World Fund




                              AMENDMENT TO BY-LAWS

         RESOLVED, that the By-Laws of the Trust be and hereby are amended to create the office of Vice Chairman of the Trust by adding the following as
Article VI, Sub-Section 6.5A of the By-Laws:

Section 6.5A. Powers and Duties of the Vice Chairman. The Trustees may, but need not, appoint one or more Vice Chairmen of the Trust. A Vice Chairman shall be an executive officer of the Trust and shall have the powers and duties of a Vice President of the Trust, as provided in Section 6.7 of this Article VI. The Vice Chairman shall perform such duties as may be assigned to him or her from time to time by the Trustees of the Chairman.